Exhibit 5.1

Mailander Law Office, Inc.
Louis Bank of Commerce, 835 5th Avenue, Suite 312 ¦ San Diego, CA 92101
Telephone: (619) 239-9034 | Facsimile: (619) 330-2900

March 2, 2009

Sound Worldwide Holdings, Inc.
Flat K, 13/F (Phase 2)
Superluck Industrial Centre
57 Sha Tsui Road, Tsuen Wan, N.T.
Hong Kong, China

Attention: Mr. Roger Kwok Wing Fan, Chief Executive Officer,
Chairman of the Board of Directors

Dear Mr. Kwok Wing Fan:

This office has acted as counsel for Sound Worldwide Holdings, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) covering the offering of up to six million shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) pursuant to the Sound Worldwide Holdings, Inc. 2009 Stock Incentive Plan referenced therein and included as an exhibit.

In rendering this opinion letter, I relied as to matters of material fact upon the representations of members of the Company’s management; however, I have no reason to believe that any such representations are incorrect or incomplete.  I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies.  In connection with this letter, I have concerned myself solely with the application of the laws of the State of Delaware and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Subject to the foregoing, I am of the opinion that when issued in conformance with the terms and conditions of the 2009 Stock Incentive Plan, the Common Stock to be issued pursuant to this Form S-8 Registration will be validly issued, fully paid and non-assessable. It is also my opinion that this issuer is qualified to file this Registration Statement on Form S-8, since it has filed all reports and other materials required to be filed during the preceding 12 months with the Securities and Exchange Commission; is not a shell company (as defined in Rule 405) and has not been a shell company for at least 60 calendar days previously.

The opinions expressed in this letter are given as of the date hereof, and I render no opinion as to any matter brought to my attention subsequent to the date hereof.  I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my law firm’s name wherever appearing in the Registration Statement, including any amendments or supplements thereto.

Sincerely yours,

MAILANDER LAW OFFICE, INC.

By:
       _______________________________
Tad Mailander